Exhibit (d)(11)

SUBADVISORY AGREEMENT

THIS SUBADVISORY AGREEMENT (the “Agreement”) made as of this 5th day of December, 2023 by and between Exchange Traded Concepts, LLC, an Oklahoma limited liability company, with its principal place of business at 10900 Hefner Pointe Dr. Ste. 400 Oklahoma City, OK 73120 (the “Adviser”) and Bancreek Capital Advisors, LLC, a Delaware limited liability company, with its principal place of business at 401 N Wilshire Blvd., Ste. 1200, Santa Monica, CA 90401 (the “Sub-Adviser”), with respect to each series of the Trust identified on Schedule A to this Agreement (each a “Fund” and collectively, the “Funds”), which may be amended from time to time.

WITNESSETH

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated June 12, 2015 (the “Investment Advisory Agreement”), as amended, with Exchange Listed Funds Trust (the “Trust”), an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Investment Advisory Agreement between the Trust and the Adviser contemplates that the Adviser may appoint one or more Sub-Advisers to perform some or all of the services for which the Adviser is responsible; and

WHEREAS, the Adviser wishes to retain the Sub-Adviser to render certain investment advisory services to each Fund identified on Schedule A to this Agreement, as such Schedule may be amended from time to time upon mutual agreement of the parties, and the Sub-Adviser is willing to render such services.

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the parties hereto agree as follows:

1.            Appointment. The Adviser hereby appoints the Sub-Adviser to act as investment sub-adviser to each Fund, for the periods and on the terms set forth herein. The Sub-Adviser accepts the appointment and agrees to furnish the services set forth herein for the compensation provided in Schedule A to this Agreement.

2.             Duties of the Sub-Adviser. Subject to supervision and oversight of the Adviser and the Board of Trustees (the “Board”) of the Trust, and in accordance with the terms and conditions of the Agreement, the Sub-Adviser shall manage all of the securities and other assets of the Funds entrusted to it hereunder (the “Assets”), including the purchase, retention and disposition of the Assets, in accordance with the Funds’ respective investment objectives, policies and restrictions as stated in each Fund’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), and subject to the following:

(a)	Unless the responsibility has been retained by the Adviser, delegated by the Adviser to another Sub-Adviser, or delegated by the Sub-Advisor to the Adviser or Service Provider (as defined below) pursuant to any separate written agreement between and/or among them, including without limitation the Services Agreement (as defined below), the Sub-Adviser shall, subject to subparagraph (b) of this Section 2, determine from time to time what Assets will be purchased, retained or sold by the Funds, and what portion of the Assets will be invested or held uninvested in cash.

(b)	In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust’s Declaration of Trust (as defined herein), as may be modified, amended or supplemented from time to time, the By-Laws of the Trust, as may be modified, amended or supplemented from time to time, the Prospectus, the instructions and directions of the Adviser and of the Board, the terms and conditions of exemptive and no-action relief granted to the Trust as amended from time to time and the Trust’s policies and procedures and will conform to and comply in all material respects with the requirements of the 1940 Act, the Advisers Act, Commodity Exchange Act, the Internal Revenue Code of 1986, as amended (the “Code”) and as applicable, and all other applicable federal and state laws and regulations, as each is amended from time to time.

(c)	Unless responsibility for placing orders with respect to transactions in securities or other assets held or to be acquired by the Funds has been retained by the Adviser, delegated by the Adviser to another Sub-Adviser, or delegated by the Sub-Advisor to the Adviser or Service Provider pursuant to any separate written agreement between and/or among them, including without limitation the Services Agreement, the Sub-Adviser will place such orders with or through such persons, brokers or dealers chosen by the Sub-Adviser to carry out the policy with respect to brokerage set forth in the Funds’ Prospectus or as the Board or the Adviser may direct in writing from time to time, in conformity with all federal securities laws and subject to the following:

(i)	In executing Fund transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of each Fund the best execution and overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.

(ii)	In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)). Consistent with any guidelines established by the Board and Section 28(e) of the Exchange Act, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to its discretionary clients, including the Fund.

(iii)	The Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, Sub-Adviser or the Trust’s principal underwriter) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the Assets be purchased from or sold to the Adviser, Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of either the Trust, Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (“SEC”) and the 1940 Act.

(iv)	When instructed by the Advisor to execute a purchase or sale of a security, the Sub-Adviser may, to the extent permitted by applicable law and regulations, aggregate the order for securities to be sold or purchased with other clients of the Sub-Advisor. In such event, the Sub-Adviser will allocate securities so purchased or sold, as well as the expenses incurred in the transaction, in a manner the Sub-Adviser reasonably considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients under the circumstances.

(v)	To the extent the Adviser or another Sub-Adviser is responsible for placing orders with respect to the Funds’ portfolio transactions, the Sub-Adviser shall provide to the Adviser or such other Sub-Adviser such information concerning the securities or other assets to be purchased or sold on behalf of the Funds reasonably necessary to execute the transactions, including the identity of such security or asset, the number of shares or principal amount to be purchased or sold, and the timing of and restrictions, if any, on the purchase or sale (e.g., a market order versus a limit order).

(d)	The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets in accordance with applicable laws, rules and regulations. The Sub-Adviser shall keep the books and records relating to the Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the 1940 Act, as requested by the Adviser. The Sub-Adviser agrees that all records that it maintains on behalf of a Fund are property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor Sub-Adviser upon the termination of this Agreement (or, if there is no successor Sub-Adviser, to the Adviser).

(e)	The Sub-Adviser shall provide the Fund’s custodian and Advisor on each business day with information relating to all transactions concerning the Assets and shall otherwise cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust.

(f)	The Sub-Adviser shall make available to the Board, the Adviser, the Funds’ Chief Compliance Officer (“Fund’s CCO”) and the Trust’s administrator, promptly upon their request, such copies of its records with respect to the relevant Fund as may be required to assist in their compliance with applicable laws and regulations. As reasonably requested by the Board or the Adviser, the Sub-Adviser will complete periodic or special questionnaires and/or furnish to the Board and/or the Adviser such periodic and special reports regarding each Fund and the Sub-Adviser including, but not limited to, reports concerning transactions and performance of a Fund, quarterly and annual compliance reports and certifications, reports regarding compliance with the Trust’s procedures pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the 1940 Act (as applicable), quarterly reports identifying compliance matters and any material changes to the Sub-Adviser’s compliance program (including revisions to compliance policies and procedures), fundamental investment restrictions, procedures for opening brokerage accounts and commodity trading accounts, liquidity determinations for securities and other instruments held by each Fund, compliance with the Sub-Adviser’s Code of Ethics, and such other procedures or requirements that the Adviser may reasonably request from time to time.

(g)	The Sub-Adviser shall promptly provide to the Advisor’s Chief Compliance Officer (“Advisor CCO”) and the Trust’s Chief Compliance Officer (“Trust CCO”) a report of any material violations of the Sub-Adviser’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred with respect to the Sub-Adviser’s Compliance Program. The Sub-Adviser will also provide reasonable access, at the Sub-Adviser’s principal office or such other place as may be mutually agreed to by the parties, to all SEC examination correspondences, including correspondences regarding books and records examinations and “sweep” examinations, issued during the term of this Agreement, in which the SEC identified any concerns, issues or matters (such correspondences are commonly referred to as “deficiency letters”) relating to any aspect of the Sub-Adviser’s investment advisory business and the Sub-Adviser’s responses thereto; provided that the Sub-Adviser may redact from such correspondences client specific confidential information, material subject to the attorney-client privilege, and material non-public information, that the Sub-Adviser reasonably determines should not be disclosed to the Trust’s CCO.

(h)	The Adviser acknowledges that the Sub-Adviser performs investment advisory services for various other clients in addition to the Funds and, to the extent it is consistent with applicable law and the Sub-Adviser’s fiduciary obligations, the Sub-Adviser may give advice and take action with respect to any of those other clients which may differ from the advice given or the timing or nature of action taken for a particular Fund.

(i)	The Sub-Adviser shall promptly notify the Adviser of any financial condition that is reasonably and foreseeably likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.

(j)	Unless the responsibility has been retained by the Adviser, delegated by the Adviser to another Sub-Adviser, or delegated by the Sub-Advisor to the Adviser or Service Provider pursuant to any separate written agreement between and/or among them, including without limitation the Services Agreement, the Sub-Adviser shall, unless and until otherwise directed by the Adviser or the Board and consistent with the best interests of each Fund, be responsible for exercising (or not exercising in its discretion) all rights of security holders with respect to securities held by each Fund, including but not limited to: reviewing proxy solicitation materials, voting and handling proxies and converting, tendering exchanging or redeeming securities.

(k)	In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other Sub-Adviser to the Funds or a Sub-Adviser to a portfolio that is under common control with the Funds concerning the Assets, except as permitted by the policies and procedures of the Funds and subparagraph (c)(v) of this Section 2. The Sub-Adviser shall not provide investment advice to any assets of the Funds other than the Assets.

(l)	The Sub-Adviser shall maintain books and records with respect to the Funds’ securities transactions and keep the Board and the Adviser fully informed on an ongoing basis as agreed by the Adviser and the Sub-Adviser of all material facts concerning the Sub-Adviser and its key investment personnel providing services with respect to the Funds and the investment and the reinvestment of the Assets of the Funds.

(m)	The Sub-Adviser shall furnish to the Adviser or the Board such reasonably requested regular, periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board may reasonably request and the Sub-Adviser will attend meetings with the Adviser and/or the Trustees, as reasonably requested, to discuss the foregoing. Upon the request of the Adviser, the Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC. The Sub-Adviser shall make available to the Board and the Adviser at reasonable times its portfolio managers and other appropriate personnel as mutually agreed by the Adviser and Sub-Adviser, either in person or, at the mutual convenience of the Board, the Adviser and the Sub-Adviser, by telephone or other electronic media, in order to review the investment policies, performance and other matters relating to the management of a Fund.

(n)	The Sub-Adviser shall, in accordance with procedures and methods established by the Board, which may be amended from time to time, and in conjunction with the Adviser, promptly notify the Adviser and the Trust’s administrator/fund accountant of securities in a Fund which the Sub-Adviser believes should be fair valued in accordance with the Trust’s Valuation Procedures. Such fair valuation may be required when the Sub-Adviser becomes aware of significant events that may affect the pricing of all or a portion of a Fund’s portfolio. The Sub-Adviser will provide reasonable assistance in determining the fair value of the Assets, as necessary, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Sub-Adviser for which market prices are not readily available, it being understood that the Sub-Adviser will not be responsible for determining the value of any such security.

(o)	Notwithstanding anything herein to the contrary: (a) the parties acknowledge and affirm their respective obligations under that certain Platform Services and Portfolio Management Services Agreement, dated September 19, 2023, between Advisor, Sub-Advisor, and ETC Platform Services, LLC (“Service Provider”)(such agreement, the “Services Agreement”); and (b) in the event of a conflict between any provision of this Agreement and any provision of the Services Agreement, the provision of the Services Agreement shall supersede and control.

3.             Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to the Funds pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Trust’s Declaration of Trust (as defined herein), the Prospectus, the Statement of Additional Information, the instructions and directions of the Board, the requirements of the 1940 Act, the Code, and all other applicable federal and state laws and regulations, as each is amended from time to time.

4.             Delivery of Documents and Information. The Adviser has furnished, or will furnish within a reasonable amount of time, the Sub-Adviser with copies of each of the following documents (collectively, the “Documentation”):

(a)	The Trust's Agreement and Declaration of Trust, as filed with the Secretary of State of Delaware (such Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the “Declaration of Trust”);

(b)	By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “By-Laws”);

(c)	The current Prospectus and Statement of Additional Information of the Funds;

(d)	Resolutions of the Board approving the engagement of the Sub-Adviser as a Sub-Adviser to the Funds;

(e)	Resolutions, policies and procedures adopted by the Board with respect to the Assets to the extent such resolutions, policies and procedures may affect the duties of the Sub-Adviser hereunder;

(f)	A list of the Trust’s principal underwriter and each affiliated person of the Adviser, the Trust or the principal underwriter;

(g)	The terms and conditions of exemptive and no-action relief granted to the Trust, as amended from time to time; and

(h)	Such other documentation and information as Sub-Advisor may reasonable request at any given time for any bona fide reason.

The Adviser shall promptly furnish the Sub-Adviser from time to time with copies of all amendments of or supplements to the foregoing. Until so provided, the Sub-Adviser may continue to rely on those documents previously provided. The Adviser shall not, and shall not permit any of the Funds to use the Sub-Adviser’s name or make representations regarding Sub-Adviser or its affiliates without prior written consent of Sub-Adviser, such consent not to be unreasonably withheld. Notwithstanding the foregoing, the Sub-Adviser’s approval is not required when the information regarding the Sub-Adviser used by the Adviser or the Fund is limited to information disclosed in materials provided by the Sub-Adviser to the Adviser and the information is used (a) as required by applicable law, rule or regulation, in the Prospectus of the Fund or in Fund shareholder reports or proxy statements; or (b) as may be otherwise specifically approved in writing by the Sub-Adviser prior to use.

Advisor acknowledges that Sub-Adviser has relied and will continue to rely on the Documentation that Adviser has provided. Adviser agrees to notify Sub-Adviser promptly, in writing, of any change to the Documentation provided by Adviser. Sub-Adviser shall be under no duty to make any investigation or inquiry as to any statement contained in any of the Documentation and, unless and until specifically advised otherwise, Sub-Adviser may accept the Documentation as conclusive evidence of the truth and accuracy of the statements contained therein.

5.            Compensation to the Sub-Adviser. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee at the rate specified in Schedule A which is attached hereto and made part of this Agreement. The fee will be calculated based on the average daily value of the Assets under the Sub-Adviser’s management, shall be computed daily, and will be paid to the Sub-Adviser monthly in arrears. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Sub-Adviser may, in its sole discretion and from time to time, waive a portion of its fee.

In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month. Notwithstanding the foregoing, any minimum annual fee for any Fund (as noted on Schedule A) will not be prorated if this Agreement is terminated with respect to such Fund within twelve (12) months of its inception under this Agreement, but, rather, such minimum annual fee shall be paid by the Adviser in full (minus any investment management fees already paid during such period) at the time of termination.

6.            Expenses. Except as provided in the Services Agreement, the Sub-Adviser will furnish, at its expense, all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for the Sub-Adviser to perform its duties under this Agreement and administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement. The Sub-Adviser will bear all expenses in connection with the performance of its services under this Agreement, excluding those costs of each Fund associated with brokerage activities. The Sub-Adviser shall bear all expenses and costs of the Trust (including reasonable attorney’s fees), if any, arising out of a termination or possible termination of this Agreement as a result of an assignment caused by a change of control or management of the Sub-Adviser, including the preparation, mailing, solicitation and other costs associated with the use of a proxy statement relating to a shareholder vote in respect of a new sub-advisory agreement. The foregoing obligations of the Sub-Adviser shall apply in any circumstance in which the Adviser, in consultation with internal or outside counsel to the Trust, deems that an actual or possible assignment of this Agreement has or may occur, and determines that a vote of shareholders should be obtained.

7.             Liability of the Sub-Adviser and Affiliates.

(a)	Neither the Sub-Adviser, nor any director, partner, member, manager, officer, agent or employee of the Sub-Adviser, shall be liable or responsible to Advisor, the Trust or the Funds or any of its or their members or shareholders for (i) any error of judgment, mistake of law or any loss arising out of any investment, or for any other act or omission in the performance by such person or persons of their respective duties, except for liability resulting from willful misfeasance, bad faith, gross negligence, or reckless disregard of their respective duties, (ii) any loss incurred by reason of any act or omission of Advisor, the Trust or the Funds or any other third party with whom they may deal in connection with the subject matter of this Agreement; (iii) any loss, expense, or other liability (including, but not limited to, attorneys' fees) incurred by any of them arising from or in connection with Sub-Adviser’s compliance with the Documentation (as defined below) believed by Sub-Adviser to be accurate; and (iv) any loss or failure or delay in performance of any obligation under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond Sub-Adviser’s reasonable control, including, without limitation, acts of God, earthquakes, fires, floods, wars, terrorism, civil or military disturbances, sabotage, epidemics, public health emergencies, riots, interruptions, loss or malfunctions of utility, computer software or hardware, transportation or communication service, accidents, labor disputes, acts of civil or military authority, governmental actions, and inability to obtain labor, material, equipment, or transportation. Nothing in this Agreement shall constitute a waiver or limitation of any rights that any of the foregoing persons may have under applicable state or federal law, including without limitation the state and federal securities laws. The Adviser and the Sub-Adviser each agree to indemnify the other against any claim against, loss or liability to such other party (including reasonable attorneys’ fees) arising out of any action on the part of the indemnifying party which constitutes willful misfeasance, bad faith, or gross negligence in the performance of duties under this Agreement, or reckless disregard of the obligations and duties under this Agreement.

(b)	The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust’s Declaration of Trust or other organizational document of the Trust and agrees that any obligations of the Trust or a Fund arising in connection with this Agreement shall be limited in all cases to the relevant Fund and its assets, and the Sub-Adviser shall not seek satisfaction of any such obligation from any other fund of the Trust or the shareholders or any individual shareholder of the Fund. Nor shall the Sub-Adviser seek satisfaction of any such obligation from the trustees of the Trust (each, a “Trustee” and, together, the “Trustees”) or any individual Trustee or any officers.

The provisions of this Section shall survive termination of this Agreement.

8.             Representations and Warranties of Sub-Adviser. The Sub-Adviser represents and warrants to the Adviser and the Funds as follows:

(a)	The Sub-Adviser is or, prior to providing services to the Funds pursuant to this Agreement, will be registered as an investment adviser under the Advisers Act and will continue to be so registered so long as this Agreement remains in effect;

(b)	The Sub-Adviser will notify the Adviser and the Advisor CCO promptly of the occurrence of any event that would substantially impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement or disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act. The Sub-Adviser will also promptly notify the Funds and the Adviser if it is served or otherwise receives written notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Funds or relating to the investment advisory services of the Sub-Adviser;

(c)	The Sub-Adviser will notify the Adviser and the Advisor CCO immediately upon detection of (a) any material failure to manage the Fund(s) in accordance with the Fund(s)’ stated investment objectives and policies or any applicable law; or (b) any material breach of any of the Fund(s)’ or the Sub-Adviser’s policies, guidelines or procedures as such relate to the Funds;

(d)	The Sub-Adviser is fully authorized under all applicable law to enter into this Agreement and serve as Sub-Adviser to the Funds and to perform the services described under this Agreement;

(e)	The Sub-Adviser is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(f)	The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its managing member(s), and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser;

(g)	This Agreement is a valid and binding agreement of the Sub-Adviser;

(h)	The Form ADV of the Sub-Adviser previously provided to the Adviser is a true and complete copy of the form filed with the SEC and the information contained therein is accurate and complete in all material respects as of its filing date, and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(i)	The Sub-Adviser shall not divert any Fund’s portfolio securities transactions to a broker or dealer in consideration of such broker or dealer’s promotion or sales of shares of the Fund, any other series of the Trust, or any other registered investment company; and

(j)	The Sub-Adviser agrees to maintain an appropriate of errors and omissions and professional liability insurance coverage.

EXCEPT AS PROVIDED IN THIS SECTION 8, SUB-ADVISOR MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF FITNESS FOR A PARICULAR PURPOSE.

9.             Duration and Termination. The effectiveness and termination dates of this Agreement shall be determined separately for each Fund as described in this Section.

(a)	Duration. This Agreement shall become effective with respect to the Fund on the later of (i) its execution or (ii) the date that it is approved by (A) a vote of the Board of Trustees of the Trust, including a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (as defined in the Investment Company Act) of such parties (the “Independent Trustees”) cast in person at a meeting called for the purpose of voting on the approval of this Agreement, unless such requirement is otherwise excepted by any applicable law or order, and (B) the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of such Fund cast at a meeting called for the purpose of voting on this Agreement. The Agreement shall remain in effect with respect to the Fund for an initial period of two years from effectiveness, unless sooner terminated as provided in this Agreement and, thereafter shall continue in effect for additional one (1) year periods so long as such continuance is specifically approved at least annually either by the vote of the Board of Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, unless such requirement is otherwise excepted by any applicable law or order, or by the vote of a majority of the outstanding voting securities of the Fund.

(b)	Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect to a Fund, without payment of any penalty by (i) vote of a majority of the Board, or by vote of a majority of the outstanding voting securities of the Funds, or by the Adviser, in each case, upon sixty (60) days’ written notice to the Sub-Adviser; (ii) the Adviser immediately upon written notice to the Sub-Adviser if the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement; or (iii) the Sub-Adviser upon sixty (60) days’ written notice to the Adviser and the Board.

This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement with the Trust. As used in this Section, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

10.           Compliance Program of the Sub-Adviser. The Sub-Adviser hereby represents and warrants that:

(a)	in accordance with Rule 206(4)-7 under the Advisers Act, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and

(b)	the Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Funds and the Sub-Adviser.

11.           Confidentiality. Subject to the duty of the Adviser or Sub-Adviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all non-public information pertaining to the Funds and the actions of the Sub-Adviser and the Funds in respect thereof. It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Funds, the Board, or such persons as the Adviser may designate in connection with the Funds, in each case, on a strict need to know basis. It is also understood that any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Sub-Adviser in connection with its obligation to provide investment advice and other services to the Funds. The Advisor and Sub-Adviser shall each maintain and enforce adequate security procedures with respect to all materials, records, documents and data relating to any of its responsibilities pursuant to this Agreement including all means for the effecting of investment transactions. The Sub-Adviser will keep in place a policy on insider trading, as amended from time to time, and shall prohibit its employees from trading in violation of such policy.

12.           Names.

(a)	The Sub-Adviser hereby consents to the use of its name in each Fund’s disclosure documents, shareholder communications, advertising, sales literature and similar communications. The Sub-Adviser shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Adviser, the Trust, a Fund or any of their affiliates in its marketing materials unless it first receives prior written approval of the Trust and the Adviser.

(b)	It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

13.           Governing Law; Arbitration. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act. Any dispute or claim concerning this Agreement, including whether such dispute or claim is arbitrable, shall be settled by arbitration. The arbitration proceedings shall be conducted before one arbitrator under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time a demand for arbitration under the rules is made. The decision of the arbitrator, including determination of amount of damages suffered, if any, shall be final and binding on all parties, their heirs, executors, administrators, successors and assigns. Each party shall bear its own expense in the arbitration for arbitrators’ fees and attorneys’ fees, for its witnesses or other expenses of presenting the case. Other arbitration costs, including administrative fees, and fees for records or transcripts, shall be paid equally by the parties. The location of such arbitration shall be in Los Angeles, California.

14.           Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

15.           Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser at:	Exchange Traded Concepts, LLC 10900 Hefner Pointe Dr. Ste. 207 Oklahoma City, OK 73012 Attention: J. Garrett Stevens, CEO

To the Sub-Adviser at:	Bancreek Capital Advisors, LLC 401 N Wilshire Blvd., Ste. 1200 Santa Monica, CA 90401 Attention: Andre Skatoff, CIO

16.           Amendment of Agreement. This Agreement may be amended only by written agreement of the Adviser and the Sub-Adviser and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

17.           Entire Agreement. This Agreement and any documents references herein (including the Services Agreement) embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

18.           Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein will have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered, relaxed or otherwise interpreted by a rule, regulation or order of the SEC, whether of special or of general application, such provision will be deemed to incorporate the effect of such rule, regulation or order.

19.           Headings. The headings in the sections of this Agreement are inserted for convenience of reference only and will not constitute a part hereof.

In the event the terms of this Agreement are applicable to more than one Fund of the Trust, the Adviser is entering into this Agreement with the Sub-Adviser on behalf of the respective Funds severally and not jointly, with the express intention that the provisions contained in each numbered paragraph hereof shall be understood as applying separately with respect to each Fund as if contained in separate agreements between the Adviser and Sub-Adviser for each such Fund. In the event that this Agreement is made applicable to any additional Funds by way of a Schedule executed subsequent to the date first indicated above, provisions of such Schedule shall be deemed to be incorporated into this Agreement as it relates to such Fund so that, for example, the execution date for purposes of Section 9 of this Agreement with respect to such Fund shall be the execution date of the relevant Schedule adding such Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

ADVISER:		SUBADVISER:

Exchange Traded Concepts, LLC		Bancreek Capital Advisors, LLC

By:	/s/ J. Garrett Stevens	By:	/s/ Andrew Skatoff

Name:	J. Garrett Stevens	Name:	Andrew Skatoff

Title:	Chief Executive Officer	Title:	Chief Investment Officer

Schedule A

to the

Sub-Advisory Agreement

by and between

Exchange Traded Concepts LLC

And

Bancreek Capital Advisors, LLC

As of December 5, 2023

The Adviser will pay the Sub-Adviser, as full compensation for all services provided under this Agreement, a fee computed daily at an annual rate based on the greater of (1) the Minimum Sub-Advisory Fees or (2) the average daily net assets of the Funds in accordance with the following fee schedule (the “Asset-Based Sub-Advisory Fees"), if the aggregate Asset-Based Sub-Advisory Fees exceed the aggregate Minimum Sub-Advisory Fees.

Sub-Advisory Fee
Bancreek U.S. Large Cap ETF	0.63%, on assets up to $250 million; and 0.64%, on assets up to $500 million; and 0.65%, on assets over $500 million.

Agreed and Accepted:

ADVISER:		SUBADVISER:

Exchange Traded Concepts, LLC		Bancreek Capital Advisors, LLC

By:	/s/ J. Garrett Stevens	By:	/s/ Andrew Skatoff

Name:	J. Garrett Stevens	Name:	Andrew Skatoff

Title:	Chief Executive Officer	Title:	Chief Investment Officer